Exhibit 99a
                                         June 25, 1998
                                         Upon Receipt
                                              Michael J. Hirsh
                                         (508) 559-2000 ext. 3101
                                                      or
                                         Clifford J. Hebert, Jr.
                                         (617) 357-9590





             Eastern Utilities Announces Sale
           Of Its Seabrook Nuclear Plant Share

BOSTON, June 25    Eastern Utilities Associates (NYSE: EUA) today announced
that its Montaup Electric Co. generation subsidiary has agreed to sell its
2.9 percent (33.7-megawatt) share of the Seabrook Station nuclear power plant in Seabrook, N. H., to the Great Bay Power Corp. subsidiary of BayCorp Holdings, Ltd. (Amex: MWH).

BayCorp Holdings, which already owns 12.1 percent of the Seabrook plant, will pay EUA $3.2 million and assume responsibility for EUA's share of the plant's future operating and post-closing costs. Under the agreement, Montaup will pre-fund the decommissioning liability associated with its share of the plant. Great Bay has agreed to supply a share of EUA's standard offer obligations to provide electricity to its customers in Massachusetts and Rhode Island who do not choose an alternative supplier.

In announcing the sale agreement, Donald G. Pardus, Chairman and Chief Executive Officer of EUA, said: "This sale of nuclear generation ownership is a milestone in achieving our goal of full divestiture of Montaup's generation assets."

EUA is divesting all its generation assets as part of negotiated settlement agreements to restructure the electric utility industry in Massachusetts and Rhode Island.

Frank W. Getman, Jr., BayCorp's President and Chief Executive Officer, said his company was pleased to be able to acquire Montaup's Seabrook capacity, adding he believes Seabrook "will be a low cost supplier of electricity in the emerging competitive generation market in New England. We believe nuclear power will remain an important part of the energy mix in New England and throughout the country."

EUA has previously announced agreements to sell its share of the Canal Generating Station in Sandwich, Mass., diesel-powered generating units in Rhode Island and its power purchase contract with the Ocean State Power station in northern Rhode Island. Its remaining assets are being sold in a continuing auction process.

The Seabrook sale is subject to federal and state regulatory approvals, including that of the Nuclear Regulatory Commission.

BayCorp Holdings' Great Bay Power subsidiary is an exempt wholesale generator of power in New England, whose principal asset is its share of the Seabrook Power Plant. This ownership interest entitles the company to approximately 140 megawatts of Seabrook's output.

EUA is a Boston-based diversified energy services company whose shares are traded on the New York and Pacific Stock Exchanges. Subsidiaries include Blackstone Valley Electric Co.; Eastern Edison Co.; Newport Electric Corp.; EUA Cogenex Corp.; EUA Energy Investment Corp.; EUA Ocean State Corp.; EUA Service Corp.; EUA Energy Services, Inc.; and Montaup Electric Co. Together, the companies are known as the EUA System. Information about EUA is available on the World Wide Web at http://www.eua.com

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